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                                   MARGIN LOAN

                                CREDIT AGREEMENT

                           Dated as of August 15, 1997

                                     between

                       TRACE INTERNATIONAL HOLDINGS, INC.

                                       and

                             THE BANK OF NOVA SCOTIA






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




                          MARGIN LOAN CREDIT AGREEMENT

         This Margin Loan Credit Agreement dated as of August 15, 1997 (as amended, amended and restated, supplemented or modified from time to time, this "Agreement") is entered into between Trace International Holdings, Inc. (the "Borrower" or the "Company") and The Bank of Nova Scotia (including its successors and assigns, the "Lender").



                              W I T N E S S E T H:



         WHEREAS, the Borrower has requested that the Lender agree to provide
(i) a Tranche A Commitment pursuant to which the Borrower may obtain term loans (the "Tranche A Loans") in an aggregate principal amount not to exceed $7,500,000 plus any accrued interest thereon added to the principal amount thereof and (ii) a Tranche B Commitment pursuant to which the Borrower may obtain term loans (the "Tranche B Loans"; together with the Tranche A Loans being the "Loans") in an aggregate principal amount not to exceed $8,750,000 plus any accrued interest thereon added to the principal amount thereof;

         WHEREAS, the Borrower will use (i) the proceeds of the Tranche A Loans to make investments in the common stock of Foamex and/or UAG and (ii) the proceeds of the Tranche B Loans (x) to make investments in the common stock of Foamex and/or UAG and (y) to pay the Upfront Fee;

         WHEREAS, the Borrower and the Lender have agreed to enter into this Agreement and to provide for the financing provided for under the Commitments on the terms and conditions set forth herein;

          WHEREAS, as a condition to extending the Loans, the Lender has required the Borrower to pay the Upfront Fee provided for herein;

         NOW, THEREFORE, in consideration of the above premises the Borrower and the Lender agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

         "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any

Indebtedness, obligation or liability of another, in each case for borrowed money, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received; provided, however, the following obligations of the Borrower shall not constitute Accommodation Obligations: (i) the Rallis Put, (ii) the TIHI CHF Guaranty, (iii) the Holdco Guaranties, (iv) the Holdco Shareholders Agreement and (v) the Trace Foam Company, Inc. guaranty of the Credit Agreement dated as of June 12, 1997 among Foamex L.P., General Felt Industries, Inc., Trace Foam Company, Inc., FMXI, Inc., the lenders and issuing banks thereunder and the administrative agents thereunder.

         "Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

         "Agreement" has the meaning ascribed thereto in the preamble.

         "Appreciation"   has  the  meaning   ascribed   thereto  in  the  Asset
Appreciation Agreement.

         "Asset Appreciation Agreement" means the Amended and Restated Asset Appreciation and Extraordinary Distribution Agreement, dated the date hereof, between the Borrower and the Lender, as the same may be amended, restated, amended and restated or modified from time to time.

         "Authorized Officer" means the chairman, president, any vice president, treasurer or chief financial officer of the Borrower.

         "Base Price" has the meaning ascribed thereto in the Asset Appreciation Agreement.

         "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA and which is subject to Title IV of ERISA.

         "Borrower" has the meaning ascribed thereto in the preamble.

         "Borrowing" has the meaning ascribed thereto in clause (c) of Section 2.1.

         "Business Day" means a day which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in New York, New York or Nassau, Bahamas.

         "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

         "CERCLIS"  has the  meaning  ascribed  thereto in clause  (o)(i)(F)  of
Section 6.1.

         "Change of Control" means any event pursuant to which Marshall S. Cogan ceases (a) to control at least fifty-one percent (51%) of the Equity Interests in the Borrower entitled to elect a majority of the board of directors or (b)
(i) to legally and beneficially own, directly or indirectly and of record, at least thirty percent (30%) of the issued and outstanding Equity Interests in the Borrower and (ii) the first day on which amajority of the members of the Board of Directors of the Borrower are not Continuing Directors.

         "CHF" means CHF General Holdings and its Subsidiaries.

         "CHF General Holdings" means CHF General Holdings, Inc., a Delaware corporation.

         "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

         "Closing Date" means the date on which all of the conditions set forth in Section 5.1 are satisfied (unless waived by the Lender).

         "Cogan Investment Letter" means the letter, dated as of August 15, 1997, of Marshall S. Cogan delivered to the Lender.

         "Commitments" means the Tranche A Commitment and the Tranche B Commitment.

         "Commitment Termination Date" means the earliest of

                  (a) August 15, 1998; and

                  (b) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b), the Commitment shall terminate automatically and without any further action.

         "Commitment Termination Event" means

                  (a) the occurrence of any Event of Default or Potential Event of Default described in Section 10.01(f), (g) or (i); or

                  (b) the occurrence and continuance of any other Event of Default and either:

                           (i) the declaration of the Loan to be due and payable
                  pursuant to Section 10.02, or

                           (ii) the giving of notice by the Lender to the
                  Borrower that the Commitments have been terminated.

         "Company" has the meaning ascribed thereto in the preamble.

         "Company Restricted Person" means any director (other than Saul Sherman to the extent of his ownership interest in preferred stock of the Borrower in a liquidation amount not to exceed $1,008,000 and dividends thereon), officer, employee or any Affiliate of the Borrower and any director, officer or employee of any Subsidiary of the Borrower to the extent that such Person receives compensation or any other remuneration for services rendered for or on behalf of the Borrower.

         "Constituent Documents" means (i) the articles/certificate of incorporation (or the equivalent organizational documents) of a Person, (ii) the by-laws (or the equivalent governing documents) of such Person and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person's Equity Interests.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors on the date hereof or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Contract Assignment Agreement" means the Security Agreement, dated as of August 15, 1997, between Trace Foam Company, Inc. and the Lender, substantially in the form of Exhibit I hereto, pursuant to which Trace Foam Company, Inc. grants a security interest in the Management Agreement in favor of the Lender, as such agreement may be amended, supplemented or modified from time to time.

         "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

         "Current Benefit Plan" has the meaning ascribed thereto in clause (p) of Section 6.1.

         "Deferred Compensation Plan" means the deferred compensation plan of the Borrower as described in Schedule 1.1.1.

         "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

         "Dollars" and "$" mean the lawful money of the United States.

         "Eligible Assignee" means (i) any affiliate of the Lender (so long as an assignment of the Loan hereunder in and of itself will not cause such an affiliate to seek compensation under Section 3.3 or 3.4 hereunder), (ii) after a Potential Event of Default or Event of Default hereunder has occurred and been continuing for a period of 30 days or more, any Person or (iii) any other Person upon the prior written consent of the Borrower.

         "Environmental Condition" means the past, present or threatened Release of any Hazardous Material or non-compliance with any Environmental, Health or Safety Requirements of Law.

         "Environmental, Health or Safety Requirements of Law" means any and all local, state, federal, international, governmental, public or private laws, statutes, ordinances, regulations, orders, consent decrees, settlement agreements, injunctions, judgments, permits, licenses, codes, covenants, deed restrictions, common laws, treaties, and reported state or federal court decisions thereunder, related to environmental protection, health and safety of persons, natural resource damages, conservation, wildlife, waste management, the use, storage, generation, production, treatment, emission, discharge, remediation, Remedial Action, removal, disposal or transport or any other activity related to a Hazardous Material, or any other environmental, health or worker or workplace safety matter.

         "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the environment.

         "Equity Interests", with respect to any Person, means any capital stock issued by such Person, regardless of class or designation, or any limited or general partnership, limited liability company or similar interest in such Person, regardless of designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

         "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and
(iii) solely for purposes of liability under Section 412(c)(11) of the Internal Revenue Code, the Lien created under Section 412(n) of the Internal Revenue Code, or for tax imposed for failure to meet minimum funding standards under
Section 4971 of the Internal Revenue Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue
Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

         "Event of Default" means any of the occurrences set forth in Section
10.1 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 10.1.

         "Fair Labor Standards Act" means the Fair Labor Standards Act of 1938, as amended from time to time, and any successor statute.

         "Fair Market Value" has the meaning ascribed thereto in the Asset Appreciation Agreement.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

         "Fiscal Month" means the fiscal month of the Borrower.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means the fiscal year of the Borrower, ending on December 31 of each calendar year.

         "Foamex" means Foamex International Inc. and its Subsidiaries.

         "Foamex Common Stock" has the meaning ascribed thereto in the Asset Appreciation Agreement.

         "Foreign Pension Plan" means any employee benefit plan as defined in
Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of the Borrower or any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

         "Funded Indebtedness" means the following Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, (a) (i) the principal amount of all Indebtedness of the Borrower and its Subsidiaries in respect of borrowed money and (ii) accrued and unpaid interest thereon so long as the obligor of such Indebtedness is not required to pay such interest currently in cash at least semi-annually, in each case, evidenced by debt securities or debentures,
(b) obligations (other than in respect of warrants of CHF issued to the Lender or shares of CHF General Holdings, Inc. issued to CIBC Wood Gundy, Inc. or obligations under the Holdco Shareholders Agreement) measured by the performance or change in value of the Borrower or any of its Subsidiaries or Investment Entities or any other obligations similar in nature to the Asset Appreciation Agreement, (c) acceptances, notes or other similar instruments, (d) in respect of Capital Lease obligations, (e) in respect of reimbursement obligations in respect of outstanding letters of credit or (f) in respect of the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business. The amount of Funded Indebtedness attributable to (i) revolving, swing line, lines of credit or other types of loans or advances as of any date of determination shall be determined by taking the average daily outstanding amount of such loans or advances during the Fiscal Quarter just ended and (ii) Indebtedness described in clause (a)(ii) above shall be an amount equal to the aggregate amount of interest which may accrue (including any compounding thereof) on such Indebtedness for the term of such Indebtedness.

         "Funding Date" has the meaning ascribed thereto in clause (c) of
Section 2.1.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounting Standards Board, or in the absence of the foregoing, such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof.

         "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Material" means any hazardous or toxic chemical, element, material, waste, byproduct, pollutant, contaminant, compound, product or substance, including any material that is regulated by any Environmental, Health or Safety Requirements of Law or that hereafter becomes regulated by any Environmental, Health or Safety Requirements of Law, including, without limitation, asbestos, urea formaldehyde foam insulation, petroleum and its derivatives, by-products and other petroleum hydrocarbons, radioactive materials, radon gas and polychlorinated byphenyls (PCBs).

         "Holdco Guaranties" means those Holdco Guaranty and Pledge Agreements, made by CHF Holdings, Inc. existing on the date hereof as such agreements may be amended, modified or otherwise changed from time to time.

         "Holdco Shareholders Agreement" means the Shareholders Agreement to be entered into between the Borrower, CHF General Holdings, Inc., Frank Foley, and CHF Holdings, Inc., substantially in the form of Exhibit H hereto.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

                  (a)  which is of a "going concern" or similar nature; or

                  (b) which relates to the limited scope of examination of matters relevant to such financial statement.

         "Indebtedness", as applied to any Person, means, at any time, (without duplication) (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person (other than for other similar securities), (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business as presently conducted, (v) in respect of Capital Leases, or (vi) which are Accommodation Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien (other than Liens incurred in the ordinary course of business) on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; and (d) all preferred Equity Interests in such Person subject to mandatory redemption upon the occurrence of any contingency (but only to the extent such contingency has occurred).

         "Indemnified Matters" has the meaning ascribed thereto in Section 11.3.

         "Indemnities" has the meaning ascribed thereto in Section 11.3.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

         "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or any substantial portion of the assets of a business conducted by another Person, and (iii) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

         "Investment Entities" means each of Foamex, CHF, Trace Capital Management and UAG and each of their respective Subsidiaries.

         "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

         "Lender" is defined in the preamble.

         "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death costs, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury or damage to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor or consignor pursuant to ss.9-408 of the UCC), naming the owner of such property as debtor, under the UCC or other comparable law of any jurisdiction.

         "Loans" has the meaning ascribed thereto in the first recital.

         "Loan Documents" means this Agreement, the Notes, the Asset Appreciation Agreement, the Cogan Investment Letter, the Pledge Agreement, the Contract Assignment Agreement and all other instruments, agreements and written Contractual Obligations between the Borrower or any Subsidiary of the Borrower and the Lender delivered to the Lender pursuant to or in connection with this Agreement.

         "Tranche A Loan to Value Ratio" means, the ratio, expressed as a percentage, of (a) the then outstanding principal amount of the Tranche A Loan after giving effect to a contemplated loan to (b) the sum of 50% of the Fair Market Value of the UAG Stock and Foamex Common Stock pledged to the Lender pursuant to the Pledge Agreement, and prior to the UAG Pledge Event, 50% of the Fair Market Value of the "Negative Pledge Stock" (as defined in the Pledge Agreement) after giving effect to a contemplated loan.

         "Management Agreement" means the 21 Foam Management Agreement, effective as of October 13, 1992, between Foamex L.P. and Trace Foam Company, Inc. (formerly known as '21' Foam Company, Inc.), as amended through the Closing Date.

         "Margin Stock" means "margin stock" as such term is defined in Regulation U and Regulation G.

         "Material Adverse Effect" means a material adverse effect upon (i) the condition (financial or otherwise), business, performance, properties, operations, assets or prospects of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, or any Investment Entity which is not a Subsidiary, in each case, other than as a result of the fluctuation of the market price for the Foamex Common Stock or the UAG Stock, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the ability of the Lender to enforce the Loan Documents.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) or Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA.

         "New Investment" means any Investment in UAG Stock or Foamex Common Stock (other than pursuant to the Rallis Put) on or after the Closing Date made with the proceeds of the Loans.

         "Notes" means the Tranche A Notes and the Tranche B Notes.

         "Notice of Borrowing" has the meaning ascribed thereto in clause (c) of
Section 2.1.

         "NPL" has the meaning ascribed thereto in clause (o)(i)(F) of Section 6.1.

         "Obligations" means the Loan, and all advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender, or any Person entitled to indemnification pursuant to Section 11.3 of this Agreement, of any kind or nature, present or future, arising under this Agreement, the Note or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired whether or not evidenced by any note, guaranty or other instrument. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

         "Officer's Certificate" means a certificate executed on behalf of any Person by (i) the chairman or vice-chairman of its board of directors or (ii) its president, any of its vice-presidents, its chief financial officer, or its treasurer.

         "OSHA" means the Occupational Safety and Health Act of 1970, any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

         "Other Credit Agreement" means the Amended and Restated Credit Agreement, dated as of August 15, 1997, between the Company and The Bank of Nova Scotia, as lender, as amended, amended and restated, supplemented or modified from time to time.

         "Other Loan" has the meaning ascribed to the term "Loan" in the Other Credit Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

         "Permits" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

         "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, limited liability company or other organization, whether or not a legal entity, and any Governmental Authority.

         "Plan" means any material employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA or was such an "employer" and with respect to which the Borrower or any ERISA Affiliate has continuing liability.

         "Pledge Agreement" means the Pledge Agreement, dated as of August 15, 1997, between the Borrower and the Lender pursuant to which the Borrower grants a security interest in all of the Foamex Common Stock and, after the UAG Pledge Event, the UAG Stock constituting New Investments in favor of the Lender, as such agreement may be amended, supplemented or modified from time to time.

         "Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

         "Prepayment Percentage" means, with respect to the sale, lease, transfer, exchange or other disposition of an Investment Entity or any part thereof, (a) which is not a Primary Operating Asset, the ratio, expressed as a percentage, of (i) the Fair Market Value of the portion of the Investment Entity (or part thereof) owned by the Borrower or any Affiliate of the Borrower subject to such transaction to (ii) the aggregate Fair Market Value of all the portions of the Investment Entities owned by the Borrower or any Affiliate of the Borrower immediately prior to giving effect to such transaction and (b) which is a Primary Operating Asset, the ratio, expressed as a percentage, of (i) the sum of (w) the Appreciation of such Primary Operating Asset and (x) the Original Investment Amount (as defined in the Asset Appreciation Agreement) of such Primary Operating Asset to (ii) the sum of (y) an amount equal to the amount set forth in clause (b)(i) and (z) the aggregate Fair Market Value of all other portions of the Investment Entities owned by the Borrower or any Affiliate of the Borrower immediately prior to giving effect to such transaction.

         "Primary Operating Asset" means, as of any date of determination any asset or group of assets of any Subsidiary of the Borrower which represents individually or in the aggregate more than 50% of revenue of such Subsidiary (for the most recent four fiscal quarter period of such Subsidiary just ended) or 50% of the asset value of such Subsidiary as of such date of determination.

         "Quarterly Payment Date" means the first day of each January, April, July, and October or, if any such day is not a Business Day, the next succeeding Business Day.

         "Rallis Put" means the obligations of the Borrower to purchase up to 308,813 shares of Foamex International, Inc. common stock pursuant to that certain Amended and Restated Put Option Agreement, dated as of December 14, 1993, between John Rallis and the Borrower.

         "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

         "Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

         "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

         "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

         "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

         "Remedial Action" means actions required to (i) remediate, clean up, remove, treat or in any other way address Hazardous Materials; (ii) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care; or any other action required to comply with applicable Environmental, Health or Safety Requirements of Law.

         "Reportable Event" means any of the events described in Section 4043 of ERISA for which notice as required thereunder has not been waived.

         "Requirements of Law" means, as to any Person, the Constituent Document or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building or land use requirement or Permit or labor or employment, rule or regulation and including any Environmental, Health or Safety Requirements of Law.

         "Restricted Management Payment" means (i) any dividend or distribution, direct or indirect, on account of any Equity Interests in the Borrower or any of its Subsidiaries (other than the operating Subsidiaries of CHF Industries, Inc.) now or hereafter outstanding held by any Company Restricted Person, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests in the Borrower or any of its Subsidiaries now or hereafter outstanding held by any Company Restricted Person, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests in the Borrower or any of its Subsidiaries or other Investment Entities now or hereafter outstanding held by any Company Restricted Person, or (iv) any salary, wages, compensation, benefit, or other payment or remuneration, exclusive of reimbursement of expenses, made to any Company Restricted Person paid or made by the Borrower or any of its Subsidiaries (other than CHF Industries, Inc. or Trace Capital Management or any of their respective operating Subsidiaries to the extent paid or made in respect of services performed for such Persons); provided, however, that (i) the delivery by the Borrower of up to 110,000 shares of Foamex common stock to its officers or other employees as described in Schedule 1.1.3, any purchase by the Borrower of such shares in public transactions or any repurchase of such shares by the Borrower from such Persons or any cash payments in lieu thereof (not in excess of the fair market value thereof) made to such Persons and (ii) payments under the Deferred Compensation Plan shall not constitute Restricted Management Payments.

         "Securities" means any Equity Interests, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "Solvent", when used with respect to any Person, means that at the time of determination:

                  (i) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

                  (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

                  (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

                  (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

         "Subject Assets" has the meaning ascribed thereto in the Asset Appreciation Agreement.

         "Subsidiary" of a Person means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof and (ii) for purposes of Section 7.1(a), shall include Foamex; provided, however, Trace Global Opportunities Fund, L.P. shall not be deemed to be a Subsidiary of the Borrower or Trace Capital Management.

         "Taxes" has the meaning ascribed to such term in Section 3.3(a).

         "Termination Event" means (i) the occurrence of a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) the occurrence of any event or the existence of any condition which constitutes grounds under Section 4042(a)(1),
(2) or (3) of ERISA and any other event or condition which has been identified to Borrower or any ERISA Affiliate by notice from the PBGC which would constitute grounds under Section 4042(a)(4) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

         "TIHI CHF Guaranty" means the Guaranty made as of July 28, 1995 by the Borrower in favor of the Lender, as such guaranty may be amended, modified or otherwise changed from time to time.

         "Trace Capital Management" means Trace Capital Management, Inc., a Delaware corporation and its Subsidiaries.

         "Tranche A Commitment" means the obligation of the Lender to make the Tranche A Loans pursuant to the terms and conditions of this Agreement.

         "Tranche A Commitment Amount" means $7,500,000, subject to reduction and reinstatement as set forth in clause (g) of Section 2.1.

         "Tranche A Loans" has the meaning ascribed thereto in the first recital.

         "Tranche A Note" has the meaning ascribed thereto in Section 3.5.

         "Tranche B Commitment" means the obligation of the Lender to make the Tranche B Loans pursuant to the terms and conditions of this Agreement.

         "Tranche B Commitment Amount" means $8,750,000, subject to reduction and reinstatement as set forth in clause (g) of Section 2.1.

         "Tranche B Loans" has the meaning ascribed thereto in the first recital.

         "Tranche B Note" has the meaning ascribed thereto in Section 3.5.

         "Transaction Costs" means the fees, costs and expenses payable by the Borrower in connection with the execution, delivery and performance of the Loan Documents.

         "UAG" means United Auto Group, Inc. and its Subsidiaries and all Subsidiaries of the Borrower which own directly or indirectly any interest in United Auto Group, Inc.

         "UAG Pledge Event" means the date on which restrictions under the Agreement Between American Honda Motor Co., Inc. and United Auto Group, Inc. dated October 4, 1996 on the Borrower's ability to pledge to the Lender shares of UAG Stock constituting New Investments are terminated on a basis reasonably satisfactory to the Lender.

         "UAG Reinstatement Amount" means an amount equal to the excess of (a)
(i) the Proceeds (as defined in the Asset Appreciation Agreement) of the sale of UAG Stock required pursuant to Section 8.12 less (ii) the Disposition Costs and Deductions (as defined in the Asset Appreciation Agreement) with respect thereto over (b) any payment to the Lender required to be made under the Asset Appreciation Agreement as a result of such sale.

         "UAG Stock" means UAG Common Stock, as defined in the Asset Appreciation Agreement.

         "Unused Commitment Fee" has the meaning ascribed thereto in clause (b) of Section 4.2.

         "Upfront Fee" has the meaning ascribed thereto in clause (a) of Section 4.2.

         1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

         1.3. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

         1.4. Other Definitional Provisions. References to "Articles", "Sections", "subsections", "Schedules", "Exhibits" and the "preamble" shall be to Articles, Sections, subsections,

Schedules, Exhibits and the preamble, respectively, of this Agreement unless otherwise specifically provided.


                                   ARTICLE II
                          AMOUNTS AND TERMS OF THE LOAN

         2.1.  Loan Facility.

         (a) Availability. Subject to the terms and conditions set forth in this Agreement, the Lender hereby agrees to make Tranche A Loans to the Borrower on or after the Closing Date and on or prior to the Commitment Termination Date. The Borrower shall not be permitted to borrow nor shall the Lender be required to make a Borrowing of a Tranche A Loan (i) if the amount of such Borrowing would exceed the Tranche A Commitment Amount then in effect or (ii) if the Tranche A Loan to Value Ratio is less than 100%.

         (b) Subject to the terms and conditions set forth in this Agreement, the Lender hereby agrees to make Tranche B Loans to the Borrower on or after the Closing Date and on or prior to the Commitment Termination Date. The Borrower shall not be permitted to borrow nor shall the Lender be required to make a Borrowing of a Tranche B Loan if the amount of such Borrowing would exceed the Tranche B Commitment Amount then in effect.

         (c) Notice of Borrowing. When the Borrower desires to borrow under this
Section 2.1, it shall deliver to the Lender a notice of borrowing substantially in the form of Exhibit G hereto (a "Notice of Borrowing"), signed by an Authorized Officer, no later than 11:00 a.m. (New York time) on the Business Day immediately preceding the proposed date of borrowing (each, a "Funding Date"). Each such notice of borrowing shall specify (i) the amount of the proposed borrowing (each, a "Borrowing"), (ii) whether such Borrowing is of a Tranche A Loan or Tranche B Loan and (iii) instructions for the disbursement of the proceeds of the proposed Borrowing.

         (d) Making of Borrowings. Subject to the fulfillment of the conditions precedent set forth in Sections 5.1 and 5.2, the Lender shall make the proceeds of a Borrowing available to the Borrower at the Lender's office in New York, New York, on the Funding Date therefor and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in the Notice of Borrowing.

         (e) Use of Proceeds of the Loan. The proceeds of Tranche A Loans shall be used solely for the acquisition of shares of UAG Stock and Foamex Common Stock. The proceeds of the Tranche B Loans shall be used (i) for the acquisition of shares of UAG Stock and Foamex Common Stock and (ii) to pay the Upfront Fee. Notwithstanding the foregoing, until the UAG Pledge Event has occurred no more than $10,000,000 aggregate principal amount of Tranche A Loans and Tranche B Loans may be used to purchase UAG

Stock and no such purchase may be made after October 31, 1997 and (z) the aggregate acquisition cost of UAG Stock and Foamex Common Stock purchased with the proceeds of Loans (subject to Section 8.12.) may not exceed $15,000,000.

         (f) Repayment of the Loan. The Borrower shall make a scheduled repayment of the outstanding principal amount of the Loan (i) on January 1, 2004 of $1,250,000, (ii) on April 1, 2004 of $3,750,000 and (iii) with the balance of the Loan being due and payable on June 30, 2004. Such payments will be applied pro rata between Tranche A Loans and the Tranche B Loans.

         (g) Commitment Reductions and Reinstatement. The Borrower may, upon three Business Days' prior written notice to the Lender, terminate in whole or permanently reduce in part the Commitments. Upon the prior written request of the Borrower exercised only once, the Commitments, so long as no Potential Event of Default or Event of Default has occurred and is continuing, will be reinstated (if such reinstatement occurs on or prior to the Commitment Termination Date) in an amount equal to the UAG Reinstatement Amount. The Tranche A Commitment Amount will be fully reinstated prior to any reinstatement of the Tranche B Commitment. The Commitments will be permanently reduced (i) with respect to each tranche of the Loan by the principal amount of each Borrowing of such tranche of the Loan (subject to the immediately preceding sentence) and (ii) to $0 on the Commitment Termination Date (after giving effect to any Borrowing made on such date).


                                   ARTICLE III
                            PAYMENTS AND PREPAYMENTS

         3.1.  Prepayments.

         (a) Voluntary Prepayments. (i) The Borrower may, at any time and from time to time, prepay or repay any Loan, in whole or in part, without premium or penalty. Any notice of prepayment given to the Lender under this Section 3.1(a) shall specify the date (which shall be a Business Day) of prepayment or repayment, and the aggregate principal amount of the prepayment or repayment. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in the notice shall become due and payable on the prepayment date specified in such notice. No voluntary prepayment of a Tranche A Loan shall be permitted if there are any Tranche B Loans outstanding.

         (b) Mandatory Prepayments. Within five (5) Business Days after the Borrower's or any of the Borrower's Subsidiaries' receipt of any proceeds of sale of

                  (i) prior to the payment in full of all of the Indebtedness of the Borrower under the Other Credit Agreement, (A) a Security constituting a New Investment

         (other than pursuant to a sale of UAG Stock under Section 8.12), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the greater of (I) an amount necessary to cause the Loans to be in compliance with Regulation U and (II) an amount equal to the sum of (x) the then outstanding principal amount of the Loan (as defined in the Other Credit Agreement) plus (y) the then outstanding principal amount of the Loans, such sum multiplied by the applicable Prepayment Percentage and (B) UAG Stock under Section 8.12, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the net proceeds of sale of such UAG Stock (after deducting therefrom any payments required under the Asset Appreciation Agreement as a result of such sale); and

                  (ii) after the payment in full of all of the Indebtedness of the Borrower under the Other Credit Agreement, a Security (as defined in the Asset Appreciation Agreement) or a Primary Operating Asset, the Borrower shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to the greater of (A) an amount necessary to cause the Loans to be in compliance with Regulation U and (B) the amount of the Loans then outstanding multiplied by the then applicable Prepayment Percentage;

provided, however, that if the applicable Prepayment Percentage cannot be determined on such date of payment due to the Borrower's and the Lender's inability to agree on or prior to such date the Fair Market Value of the applicable Security (as defined in the Asset Appreciation Agreement) or Primary Operating Asset then the Borrower shall be in compliance with this clause (b) so long as on such date the Borrower makes a prepayment of the Loan in an amount equal to the Borrower's reasonable estimate of the mandatory prepayment required by this clause (b) and so long as within one (1) Business Day of the ultimate determination of such Fair Market Value pursuant to the Asset Appreciation Agreement the Borrower pays any deficiency in such actual prepayment amount; provided, further, however, that if upon a sale, exchange or other disposition of an asset of CHF that would otherwise require a prepayment of the Loan restrictions contained in Contractual Obligations of CHF existing on the Closing Date prohibit the distribution of proceeds of such transaction to the Borrower, then the Borrower shall not be required to make such a prepayment to the extent of such prohibition until the removal or termination of such restriction.

         (c) Application. Each prepayment of Loans made pursuant to (i) Section 3.1(a) shall be applied pro rata to the remaining maturities of the Loans and
(ii) (x) Section 3.1(b)(i) shall be applied first to prepay Tranche A Loans in full and then to prepay Tranche B Loans in full and (y) Section 3.1(b)(ii) (I) from the proceeds of a New Investment first to pay the Tranche A Loans in full and second to the payment of the Tranche B Loans and (II) from the proceeds of sale of any other Subject Asset first to the payment in full of the Tranche B Loans and second to the payment of Tranche A Loans.

         3.2  Payments.

         (a) Manner and Time of Payment. All payments of principal of and interest on the Loans and other Obligations (including, without limitation, fees and expenses) which are payable to the Lender shall be made without condition or reservation of right, in immediately available funds, delivered to the Lender not later than 1:00 p.m. (New York time) on the date and at the place due, to such account of the Lender as it may designate; and funds received by the Lender, not later than 1:00 p.m. (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Lender after that time shall be deemed to have been paid on the next succeeding Business Day.

         3.3  Taxes.

         (a) Payment of Taxes. Any and all payments by the Borrower hereunder or under the Notes or other document evidencing any Obligations shall be made, in accordance with Section 3.2, free and clear of and without reduction for any and all taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Commitment and all other liabilities with respect thereto excluding the taxes imposed on the recipient's income, capital, profits or gains and franchise taxes imposed on the recipient by (i) the United States, except certain withholding taxes contemplated pursuant to Section 3.3(d)(ii)(C), (ii) the Governmental Authority of the jurisdiction in which the Lender's lending office is located or any political subdivision thereof or (iii) the Governmental Authority in which the Lender is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under the Notes or document to the Lender, (x) the sum payable to the Lender shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 3.3) the Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrower shall make such withholding or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. No payment shall be increased under this Section 3.3(a) unless the Borrower would not be required to deduct or withhold any United States federal income tax therefrom but for a change of law (including the Internal Revenue Code or applicable tax treaty) after the Closing Date.

         (b) Indemnification. The Borrower will indemnify the Lender against, and reimburse it on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 3.3 and any additional income or franchise taxes resulting therefrom) incurred or paid by the Lender, or any bank holding company parent of the Lender and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable, except to the extent arising from the gross negligence or willful misconduct of Lender. A certificate as to any additional amount payable to any Person under this Section 3.3 submitted by it to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. The Lender agrees, within a reasonable time after receiving a written request from the Borrower, to provide the Borrower with such certificates as are reasonably required, and take such other actions as are reasonably necessary, to claim such exemptions as the Lender may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section
3.3 in respect of any payments under this Agreement or under the Note.

         (c) Receipts. Within thirty (30) days after the date of any payment of Taxes by the Borrower, the Borrower will furnish to the Lender, the original or a certified copy of a receipt, if any, or other documentation reasonably satisfactory to the Lender, evidencing payment thereof. The Borrower shall furnish to the Lender upon the request of the Lender from time to time an Officer's Certificate stating that all Taxes of which it is aware are due have been paid and that no additional Taxes of which it is aware are due.

         (d) Foreign Bank Certifications. (i) The Lender has delivered to the Borrower a true and accurate certificate executed in duplicate by a duly authorized officer of the Lender to the effect that the Lender is eligible to receive payments hereunder and under the Note without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)) or (II) under Section 1441(c)(1) as modified for purposes of Section 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)).

         (ii) The Lender further agrees to deliver to the Borrower from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of the Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower pursuant to this Section 3.3(d). Each certificate required to be delivered pursuant to this Section 3.3(d)(ii) shall certify as to one of the following:

                  (A) that the Lender can continue to receive payments hereunder and under the Note without deduction or withholding of United States federal income tax;

                  (B) that the Lender cannot continue to receive payments hereunder and under the Note without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 3.3(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower;

                  (C) that the Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the Closing Date and that it is not capable of recovering the full amount of the same from a source other than the Borrower; or

                  (D) that the Lender is no longer capable of receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein other than by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the Closing Date.

The Lender agrees to deliver to the Borrower further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by the Lender to the Borrower, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises the Borrower that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.

         (iii) No sum payable to the Lender shall be increased under Section 3.3(a), and the Borrower shall not indemnify the Lender under Section 3.3(b), if the Lender has not provided the IRS Forms required by Section 3.3(d)(i) and the certificates described in either Section 3.3(d)(ii)(A) or Section 3.3(d)(ii)(C).

         3.4. Increased Capital. If after the date hereof the Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over the Lender or banks or financial institutions generally (whether or not having the force of law), or the compliance with any of the above affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (ii) the amount of such capital is increased by or based upon the making or maintenance by the Lender of the Loans, or the Lender's obligation to make the Loans, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

         3.5.  Promise to Repay; Evidence of Indebtedness.

         The Borrower hereby agrees to pay when due the principal amount of the Loans which are made to it, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Loans owing to the Lender, and the Borrower shall execute and deliver to the Lender such promissory notes as are necessary to evidence the Loans owing to the Lender after giving effect to any assignment thereof pursuant to Section 11.1, substantially in the form of Exhibit A (the "Tranche A Note" and "Tranche B Note").

         3.6. Change in Lending Office. The Lender agrees that, upon the occurrence of any event set forth in Section 3.3 or 3.4, the Lender will use reasonable efforts to book and maintain the Loans through a different lending office with the objective of avoiding or minimizing the consequences of such event; provided, however, that such booking or transfer is not otherwise disadvantageous to the Lender, as determined by the Lender in its sole discretion.

                                   ARTICLE IV
                                INTEREST AND FEES

         4.1.  Interest on the Loans and other Obligations.

         (a) Rate of Interest. The Loans shall bear interest on the unpaid principal amount thereof until paid in full. Interest shall accrue on the Loans and all other Obligations at the rate of 10% per annum. Interest payable hereunder shall be in addition to, and not duplicative of, the Obligations of the Borrower to the Lender under the Asset Appreciation Agreement.

         (b) Interest Payments. (i) Interest accrued on the Loans shall be payable in arrears on each Quarterly Payment Date, commencing on the first such day following the Closing Date; provided, however, that (x) interest at the rate of 6 1/2% per annum shall be payable currently on the Loans and (y) at the Borrower's written election, interest on the Loans at a rate of 3 1/2% per annum may be deferred by adding such amount to the principal amount of the Loans on the relevant Quarterly Payment Date and shall thereafter accrue interest as aforesaid, upon the prepayment thereof in full or in part when made in connection with a prepayment of the Loans and if not theretofore paid in full, at maturity (whether by acceleration or otherwise).

         (ii) Interest accrued on the principal balance of all other Obligations shall be payable in arrears on each Quarterly Payment Date, commencing on the first such day following the incurrence of such Obligation, upon repayment thereof in full or in part, and if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

         (c) Computation of Interest. Interest on all Obligations shall be computed on the basis of a year of 365 days or 366 days, as the case may be.

         4.2.  Fees.

         (a) Upfront Fee. In consideration of the Commitment, the Borrower shall pay to the Lender an upfront fee of $1,250,000, payable on the Closing Date (the "Upfront Fee"). Such fee shall be payable to the Lender at its office in New York, New York in immediately available funds. Such fees shall be fully earned and nonrefundable when paid.

         (b) Unused Commitment Fee. The Borrower shall pay to the Lender a fee (the "Unused Commitment Fee"), accruing at the rate 1/2 of 1% per annum on the Tranche A Commitment Amount and the Tranche B Commitment Amount then in effect for the period commencing on the Closing Date and ending on the Commitment Termination Date such portion of the fee being payable quarterly, in arrears, commencing with the first Quarterly Payment Date following the Closing Date.

         (c) Calculation and Payment of Fees. The Unused Commitment Fee shall be calculated on the basis of the actual number of days elapsed in a 365 or 366-day year, as the case may be. All such fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations. The Unused Commitment Fee shall be payable to the Lender at its office in New York, New York in immediately available funds. All fees shall be fully earned and nonrefundable when paid.


                          ARTICLE V CONDITIONS TO LOANS

         5.1. Conditions Precedent to the Effectiveness of this Agreement. This Agreement shall become effective on the date (the "Closing Date") when the following conditions precedent have been satisfied (unless waived by the Lender):

                  (a) Documents. The Lender shall have received on or before the Closing Date all of the following in form and substance satisfactory to the Lender:

                           (i) this Agreement and all other agreements,
                  documents and instruments described in the List of Closing Documents, attached hereto and made a part hereof as Exhibit B, each duly executed by the parties thereto where appropriate and in form and substance reasonably satisfactory to the Lender and all obligations of the parties thereto required to be performed on or prior to the Closing Date shall have been fully performed without waiver or forbearance, except as consented to in writing by the Lender; without limiting the foregoing, the Borrower hereby directs its counsel, Willkie Farr & Gallagher, to prepare and deliver to the Lender, and Mayer, Brown & Platt, counsel to the Lender, the opinion referred to in such List of Closing Documents; and

                           (ii) such additional documentation as the Lender may
                  reasonably request.

                  (b) Consents. The Borrower shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Borrower, lawfully and without risk of rescission, to execute, deliver and perform, in all material respects, its obligations under this Agreement and the other Loan Documents and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

                  (c) Existing Indebtedness. The Borrower shall have delivered to the Lender true and complete copies of all agreements, instruments and other documents evidencing or relating to the Borrower's and its Subsidiaries' Funded Indebtedness and any Funded Indebtedness of any Investment Entity which has recourse to the Borrower or any of its Subsidiaries. No default shall have occurred and be continuing thereunder.

                  (d) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Lender shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain the making of the Loan or
         (ii) impose or result in the imposition of a Material Adverse Effect.

                  (e) No Change in Condition. No change in the condition (financial or otherwise), business, performance, properties, assets, operations or prospects of the Borrower and its Subsidiaries (other than CHF) or any Investment Entity, shall have occurred since December 31, 1996, and, with respect to CHF, shall have occurred since March 31, 1997 which change, in the reasonable judgment of the Lender, will have or is reasonably likely to have a Material Adverse Effect.

                  (f) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans.

                  (g) Representations and Warranties. All of the representations and warranties contained in Section 6.1 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

                  (h) Fees and Expenses Paid. There shall have been paid to the Lender or be paid from the proceeds of the Borrowings on the Closing Date, all fees due and payable on or before the Closing Date and all expenses due and payable on or before the Closing Date.

                  (i) Solvency Certificates. The Lender shall have received a solvency certificate in substantially the form of Exhibit C, duly executed by the chief financial officer of the Borrower, dated the date of the Closing Date and expressly permitting the Lender to rely thereon.

                  (j) Other Credit Agreement. All of the conditions set forth in
         Section 5.1 of the Other Credit Agreement shall have been satisfied or performed in full.

         5.2. Conditions Precedent to All Borrowings. The obligation of the Lender to make any Borrowing of a Loan requested to be made by it on the Closing Date or any date after the Closing Date is subject to the following conditions precedent as of each such date:


                  (a) Representations and Warranties. As of such date, both before and after giving effect to the Borrowing to be made on such date, all of the representations and warranties of the Borrower contained in Section 6.1 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects.

                  (b) No Defaults. No Event of Default shall have occurred and be continuing or would result from the making of the requested Borrowing.

                  (c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Lender shall not have received notice that, in the judgment of the Lender, litigation is pending or threatened which is likely to enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the Lender's making of the requested Borrowing.

                  (d) No Material Adverse Effect. No change in the condition (financial or otherwise), business, performance, properties, assets, operations or prospects of the Borrower and its Subsidiaries (other than CHF) shall have occurred since December 29, 1996, and, with respect to CHF, shall have occurred since March 31, 1997, which has had or is reasonably likely to have a Material Adverse Effect.

                  (e) Regulation U. After giving effect to the Borrowing being requested the Borrower shall be in compliance with Regulation U.

Each submission by the Borrower to the Lender of a Notice of Borrowing and each acceptance by the Borrower of the proceeds of each Borrowing made hereunder shall constitute a representation and warranty by the Borrower that all the conditions contained in this Section 5.2 have been satisfied or waived in accordance with Section 11.5.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         6.1. Representations and Warranties of the Borrower. In order to induce the Lender to enter into this Agreement and to maintain and make the Loans, the Borrower hereby represents and warrants to the Lender, as of the Closing Date, that the following statements are true, correct and complete:

                  (a) Organization; Corporate Powers. The Borrower (i) is a corporation duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its property or assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and the other Loan Documents.

                  (b) Authority. (i) The Borrower has the requisite corporate power and corporate authority to execute, deliver and perform each of the Loan Documents to which it is a party.

                  (ii) The execution, delivery and performance of each of the Loan Documents and the consummation of the transactions contemplated thereby, have been duly approved by all necessary corporate action of the Borrower, and such approvals have not been rescinded, revoked or modified in any manner. No other corporate or shareholder action or proceedings on the part of the Borrower are necessary to consummate such transactions.

                  (iii) Each of the Loan Documents to which the Borrower is a party, has been duly executed, or delivered, on behalf of the Borrower, and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms and is in full force and effect. No default (or event that with the passing of time or giving of notice or both would constitute an event of default) or breach of any covenant by any such party exists under any of the Funded Indebtedness of the Borrower or any Investment Entity.

                  (c) Subsidiaries; Ownership of Equity Interests. Schedule 6.1-C (i) contains a diagram indicating the corporate structure of the Borrower and its Subsidiaries, and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest as of the Closing Date; and (ii) accurately sets forth as of the Closing Date (A) the correct legal name and the jurisdiction of incorporation of the Persons (other than Subsidiaries of UAG) listed on such Schedule, and
         (B) the authorized, issued and outstanding shares of each class of Equity Interests in its Subsidiaries and the record and, to the knowledge of the Borrower, beneficial owner, of such Equity Interests. Other than as set forth in Schedule 6.1-C, as of the Closing Date, none of the Equity Interests of the Borrower, CHF, UAG or

         Trace Capital Management is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Equity Interests. The outstanding Equity Interests in each of the Borrower's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and do not constitute Margin Stock.

                  (d) No Conflict. The execution, delivery and performance of each of the Loan Documents do not and will not (i) conflict with the Constituent Documents of the Borrower, or to the best knowledge of the Borrower, any Person listed on Schedule 6.1-C or any Investment Entity,
         (ii) to the Borrower's best knowledge, constitute a tortious interference with any Contractual Obligation of any Person (other than the Lender) that would result in a Material Adverse Effect or (iii) except as set forth on Schedule 6.1-D, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under (A) any Loan Document, (B) any Requirement of Law or (C) any Contractual Obligation of the Borrower or, to the best knowledge of the Borrower, any Person listed on Schedule 6.1-C or any Investment Entity, or require termination of any Contractual Obligation, the consequences of which violation, breach, default or termination, will have or is reasonably likely to have a Material Adverse Effect or may be reasonably likely to subject the Lender to any liability, (iv) except pursuant to the Pledge Agreement and the Contract Assignment Agreement result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any Investment Entity, or (v) require any approval of the Borrower's, direct or indirect, Equity Interest holders (which has not been obtained).

                  (e) Governmental Consents, Approvals, Permits. Except as set forth on Schedule 6.1-E, the execution, delivery and performance of each of the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, will be made, obtained or given, in connection with the transactions contemplated by the Loan Documents, and (ii) routine corporate filings to maintain good standing, in each state in which the Borrower conducts its business. Except as set forth in Schedule 6.1-E, the Borrower has obtained all of the permits, licenses and other governmental approvals necessary or desirable for the conduct of its businesses as currently conducted which are material to their condition (financial or otherwise), operations, performance and prospects, taken as a whole. All of such permits, licenses and other governmental approvals have been obtained, were validly issued and are in full force and effect. There is no proceeding pending or threatened against the Borrower which seeks, or may reasonably be expected, to rescind, terminate, modify or suspend any such permits, licenses or other governmental approvals so obtained. The consummation of the transactions contemplated by the Loan Documents will not impair the ownership of or rights under any permit, license or other governmental approval by the Borrower in any manner which has or is reasonably likely to have a Material Adverse Effect.

                  (f) Governmental Regulation. Neither the Borrower nor any Investment Entity is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940.

                  (g) Financial Position. All financial projections and related materials and documents delivered to the Lender pursuant to this Agreement are based upon facts and assumptions that the Borrower believes to be reasonable in light of the then current and foreseeable business conditions. All monthly, quarterly and annual financial statements of the Borrower delivered to the Lender were prepared in conformity with GAAP and fairly present the financial position of the Borrower or the consolidated and consolidating financial position of the Borrower, as at the respective dates thereof and the results of operations and changes in financial position for each of the periods covered thereby, subject, in the case of unaudited interim financial statements, to changes resulting from the audit and normal year-end adjustments and, with respect to all financial statements delivered prior to the Closing Date, such statements were in conformity with GAAP as interpreted by the Borrower at such time. As of the date of delivery, the Borrower does not have any Accommodation Obligation except as listed on Schedule 6.1-H hereto, contingent liability or liability for any Taxes, long-term leases or commitments, not reflected in any of its financial statements delivered to the Lender pursuant to this Agreement or otherwise disclosed to the Lender in writing, which will have or is reasonably likely to have a Material Adverse Effect.

                  (h) Funded Indebtedness. Schedule 6.1-H hereto sets forth a complete and accurate list of all Funded Indebtedness of the Borrower and the other Funded Indebtedness evidence of which is required to be delivered to the Lender pursuant to Section 5.1(c), both before and after giving effect to the Loan.

                  (i) Litigation; Adverse Effects. Except as set forth in
         Schedule 6.1-I, there is no action, suit, proceeding, investigation or arbitration or series of related actions, suits, proceedings, investigations or arbitrations before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against any Investment Entity or any of their respective assets (i) challenging the validity or the enforceability of any of the Loan Documents or (ii) which will or is reasonably likely to result in any Material Adverse Effect. None of the Borrower or any Investment Entity is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

                  (j) No Material Adverse Change. Since December 29, 1996 in the case of the Borrower and its Subsidiaries (other than CHF) and any Investment Entity, and since March 31, 1997 in the case of CHF, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

                  (k) Payment of Taxes. Except as set forth on Schedule 6.1-K, all tax returns and reports of the Borrower required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon its assets, income and franchises which are shown in such returns or reports to be due and payable have been paid prior to any penalty being imposed unless the terms of Section 8.4 permit non-payment thereof. The Borrower has no knowledge of any proposed tax assessment against the Borrower that will have or is reasonably likely to have a Material Adverse Effect.

                  (l) Performance. The Borrower has not received notice or has actual knowledge that it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to the Borrower or any Investment Entity, except where such default or defaults, if any, will not have or is not reasonably likely to have a Material Adverse Effect.

                  (m) Disclosure. The representations and warranties of the Borrower contained in the Loan Documents and all certificates and other documents delivered to the Lender pursuant to the terms thereof did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which and the time at which they were made, not misleading. The Borrower has not intentionally withheld any fact from the

         Lender in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect.

                  (n) Requirements of Law. Except as otherwise stated in Schedules 6.1-I and 6.1-O, to the best of the Borrower's knowledge, with respect to Environmental, Health or Safety Requirements of Law and related violations of law, the Borrower is in compliance with all Requirements of Law applicable to its and its businesses, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

                  (o) Environmental Matters. Except as disclosed on Schedule 6.1-O, to the knowledge of the Borrower's employees, consultants or agents:

                           (A) the operations of the Borrower and its
                  Subsidiaries comply in all material respects with all applicable Environmental, Health or Safety Requirements of Law;

                           (B) the Borrower and its Subsidiaries have obtained
                  or have taken appropriate steps, as required by Environmental Health or Safety Requirements of Law, to obtain all environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and the Borrower and its Subsidiaries are currently in material compliance with all terms and conditions of such Permits;

                           (C) none of the Borrower and its Subsidiaries, or any
                  of their respective present or past assets, property or operations are the subject of any investigation respecting (I) any violation of any Environmental, Health or Safety Requirements of Law or (II) any Remedial Action or has received any notice of any Claims for Liabilities and Costs arising from the Release or threatened Release of a Hazardous Material into the environment;

                           (D) none of the operations of the Borrower or its
                  Subsidiaries is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or a liability under any Environmental, Health or Safety Requirement of Law;

                           (E) none of the Borrower and its Subsidiaries:

                                    (I) has experienced any Release of a
                           Hazardous Material in amounts sufficient to require reporting under any applicable Requirement of Law without having submitted the required report;

                                    (II) has treated, stored or disposed of a
                           hazardous waste on-site, as that term is defined under 40 C.F.R. Part 261 or any state equivalent except in compliance with applicable Requirements of Law; or

                                    (III) has reported any material violation of
                           any applicable Environmental, Health or Safety Requirement of Law.

                           (F) none of the Borrower's and its Subsidiaries'
                  present or past assets or property is listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any state list of sites requiring Remedial Action and the Borrower is unaware of any conditions on such property which, if known to a Governmental Authority, would qualify such property for inclusion on any such list;

                           (G) none of the Borrower and its Subsidiaries has
                  sent or directly arranged for the transport of any waste to any site listed on the NPL or proposed for listing on the NPL or to a site included on the CERCLIS list, or any state list of sites requiring Remedial Action;

                           (H) there is not now, nor has there ever been on or
                  in the Borrower's or its Subsidiaries' properties:

                                    (I) any generation, treatment, recycling,
                           storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent except in compliance with applicable Requirements of Law;

                                    (II) any landfill, waste pile, underground
                           storage tank or surface impoundment;

                                    (III) any asbestos-containing material; or

                                    (IV) a Release of any polychlorinated
                           biphenyls (PCB) used in hydraulic oils, electrical transformers or other equipment;

                           (I) none of the Borrower and its Subsidiaries has
                  received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Hazardous Material into the environment;

                           (J) there have been no Releases of any Hazardous
                  Materials in a quantity reportable or otherwise regulated under any Environmental, Health or Safety Requirements of Law to the environment from any property;

                           (K) none of the Borrower and its Subsidiaries have
                  any known contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment;

                           (L) no Environmental Lien has attached to any asset
                  or property of the Borrower or its Subsidiaries; and

                           (M) none of the Borrower and its Subsidiaries has
                  entered into any agreements with any Person relating to any Remedial Action or environmentally related Claim.

                  (ii) the Borrower and its Subsidiaries are conducting and will continue to conduct their respective businesses and operations in an environmentally responsible manner, and the Borrower and its Subsidiaries, taken as a whole have not been, and have no reason to believe that they shall be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that have or will result in cash expenditures by the Borrower and its Subsidiaries in excess of $2,500,000 in the aggregate (excluding from the calculation of any such expenditures any amounts for which the Borrower has been reimbursed in cash pursuant to the terms of the acquisition agreement pertaining to the acquisition of CHF by the Borrower) for any calendar year ending after the Closing Date.

                  (p) ERISA. None of the Borrower, its Subsidiaries or any ERISA Affiliate currently maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on Schedule 6.1-P hereto. Except as disclosed on Schedule 6.1-P hereto, each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified. Except as disclosed in Schedule 6.1-P hereto, neither the Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law. Except as disclosed in Schedule 6.1-P hereto, the Borrower and its Subsidiaries and the ERISA Affiliates are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Internal

         Revenue Code with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Except as disclosed in Schedule 6.1-P hereto, the Borrower has not engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code (provided, however, that in making this representation, the Borrower shall be entitled to assume that the Lender is not doing so from any source which constitutes "plan assets" for purposes of ERISA). Except as disclosed in Schedule 6.1-P, neither the Borrower nor any ERISA Affiliate has taken or failed to take any action which would constitute or result in a Termination Event. Except as disclosed on Schedule 6.1-P hereto, neither the Borrower nor any such ERISA Affiliate is subject to any liability under
         Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan to which the Borrower or any ERISA Affiliate is currently obligated to contribute ("Current Benefit Plan") and furnished to the Lender is complete and accurate. Since the date of the latest Schedule B, there has been no material adverse change in the funding status or financial condition of any Current Benefit Plan relating to such Schedule B. Except as disclosed on Schedule 6.1-P hereto, neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the Borrower nor any such ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Schedule 6.1-P hereto, neither the Borrower nor the Borrower's Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

                  (q) Transaction with Affiliates. Schedule 6.1-Q lists each and every existing agreement and arrangement as of the Closing Date that
         (i) the Borrower has entered into with any Affiliate or (ii) the Borrower or any Affiliate of the Borrower is subject to or has entered into with respect to the Borrower's properties, including, in the case of each of clause (i) and (ii) any management or similar agreement. The Lender has been provided a true, accurate and complete copy of each existing written agreement or arrangement set forth on Schedule 6.1-Q and a true, accurate and complete description of each existing or proposed agreement or arrangement set forth in Schedule 6.1-Q that is not in writing.

                  (r) Securities Activities. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                  (s) Solvency. After giving effect to the transactions contemplated in the Loan Documents and the Loan, if any, to be made on the Closing Date and the disbursement of the proceeds of the Loan pursuant to the Borrower's instructions, the Borrower is Solvent.

                  (t) Intellectual Property. The Borrower owns, is licensed or otherwise has the lawful right to use all patents, trademarks, copyrights, service marks, or applications for patents, trademarks, copyrights or service marks, trade names, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its condition (financial or otherwise), operations, performance and prospects, taken as a whole. Except as set forth on Schedule 6.1-T, no claims are pending or, to the best knowledge of the Borrower, threatened that the Borrower is infringing or otherwise adversely affecting the rights of any Person with respect to such patents, trademarks, trade names, copyrights, technology, know-how and processes except for such claims and infringements as do not in the aggregate, give rise to any liability on the part of the Borrower which has or is reasonably likely to have a Material Adverse Effect.

                  (ii) The consummation of the transactions contemplated by the Loan Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any patents, trademarks, copyrights, service marks, or applications for patents, trademarks, copyrights or service marks, trade names, technology, know-how or processes by the Borrower in any manner which has or is reasonably likely to have a Material Adverse Effect.

                  (u) Assets and Properties. The Borrower or its Subsidiaries, as the case may be, has good and marketable title to all of the Subject Assets, except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets and the Liens or other restrictions set forth on Schedule 6.1 U. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such Subject Assets in a manner that would have or is reasonably likely to have a Material Adverse Effect.

                  (v) Insurance. Schedule 6.1-V accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective property and assets and business of the Borrower, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof and (vi) the annual premium with respect thereto. Such insurance policies and programs are in amounts sufficient to cover the replacement value of the respective property and assets of the Borrower subject to customary deductibles.


                                   ARTICLE VII
                               REPORTING COVENANTS

         The Borrower covenants and agrees that so long as the Commitment is outstanding and thereafter until all of the Obligations (other than indemnities not yet due) are paid in full, unless the Lender shall otherwise give prior written consent thereto:

         7.1. Financial Statements. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP, and each of the financial statements described below (except as otherwise expressly provided) shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Lender:

          (a) Quarterly Reports. As soon as practicable, and in any event within
     (i) in the case of the Borrower and its Subsidiaries (other than Trace Capital Management and CHF), sixty (60) days and (ii) in the case of Trace Capital Management and CHF, forty-five (45) days, in each case after the end of each Fiscal Quarter in each Fiscal Year, the consolidated and consolidating balance sheets and results of operations of such Person and its Subsidiaries as at the end of such period, and the related consolidated and consolidating statements of income and cash flow of such Person and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case, in comparative form the corresponding figures for the corresponding Fiscal Quarter of the previous Fiscal Year certified by the chief financial officer of the Borrower as fairly presenting the consolidated and consolidating financial position of such Person and such Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with

         GAAP, subject to normal year end adjustments (but excluding GAAP footnotes).

                  (b) Annual Reports. As soon as practicable, and in any event within (i) in the case of the Borrower and its Subsidiaries (other than Trace Capital Management and CHF), one hundred and twenty (120) days and (ii) in the case of Trace Capital Management and CHF, ninety (90) days, in each case after the end of each Fiscal Year, (x) the consolidated and consolidating financial statements of such Person and its Subsidiaries (which shall be audited with respect to consolidated financial statements by an independent certified public accountant reasonably acceptable to the Lender) as at the end of such Fiscal Year which shall be prepared in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountant, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements), and which shall set forth, in comparative form the corresponding figures for the previous Fiscal Year, and (y) an opinion on such consolidated financial statements by an independent certified public accountant reasonably acceptable to the Lender, which opinion shall not contain an Impermissible Qualification.

                  For purposes of this Section 7.1 only, Subsidiaries of the Borrower shall include Foamex and UAG. Notwithstanding anything in this Agreement to the contrary, Borrower shall be deemed to have satisfied its obligations under Sections 7.1(a) and 7.1(b) with respect to Foamex and UAG if it shall have delivered the periodic reports required to be filed by Foamex International Inc. and United Auto Group, Inc., respectively, under the Securities Exchange Act.

                  (c) Officer's Certificate. Together with each delivery of any financial statement pursuant to paragraphs (a) and (b) of this Section 7.1, an Officer's Certificate of the Borrower substantially in the form of Exhibit D attached hereto and made a part hereof (including a statement of all Restricted Management Payments made during the period), stating that the executive officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under its supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto.

                  (d) Together with each delivery of any financial statement pursuant to clauses (a) and (b) of this Section 7.1, the Borrower shall deliver unconsolidated, condensed and unaudited balance sheet and cash flow statement of the Borrower as to its assets and business which are not part of or derived from the Investment Entities, each such balance sheet or cash flow statement to be substantially in the form of Exhibit E hereto.

         7.2. Events of Default. Promptly upon the Borrower obtaining knowledge
(i) of any condition or event which constitutes an Event of Default or Potential Event of Default, (ii) that any Person has given any written notice to the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 10.1(e), or (iii) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Borrower shall deliver to the Lender an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) what action the Borrower has taken, is taking and proposes to take with respect thereto.

         7.3. Lawsuits. (i) Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any property or asset of the Borrower (including any Subsidiary or Investment Entity) not previously disclosed pursuant to Section 6.1(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower or any such property or asset to liability in an amount aggregating $500,000 or more (exclusive of claims covered by insurance policies of the Borrower unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), the Borrower shall give written notice thereof to the Lender and provide, if requested, such other information as may be reasonably available to enable the Lender and its counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.3, the Borrower upon request of the Lender shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it to enable the Lender and its counsel to evaluate such matters.

         7.4. Insurance. As soon as practicable and in any event by the last day of each Fiscal Year, the Borrower shall deliver to the Lender (i) a report in form and substance reasonably satisfactory to the Lender outlining all material insurance coverage maintained (including the "key man" life insurance policy maintained on Marshall S. Cogan) as of the date of such report by the Borrower and the duration of such coverage and (ii) evidence that all premiums with respect to such coverage have been paid when due.

         7.5. ERISA Notices. The Borrower shall deliver or cause to be delivered, within the time limits set forth below, to the Lender, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

                  (i) within ten (10) Business Days after the Borrower or any ERISA Affiliate knows that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

                  (ii) within ten (10) Business Days after the Borrower or any ERISA Affiliate knows that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred with respect to any Plan, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

                  (iii) within ten (10) Business Days or such longer period as may be reasonably agreed to by the Lender after the Borrower or ERISA Affiliate receives written notice from the Lender requesting same, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

                  (iv) within ten (10) Business Days after the request of the Lender, copies of each actuarial report for any Benefit Plan;

                  (v) within ten (10) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

                  (vi) within ten (10) Business Days after the request of the Lender regarding the occurrence of any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which the Borrower or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

                  (vii) within ten (10) Business Days after the Borrower or any ERISA Affiliate receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

                  (viii) within ten (10) Business Days before the Borrower or any ERISA Affiliate will be unable to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment which will give rise to a Lien, a notification of such failure; and

                  (ix) within ten (10) Business Days after the Borrower or any ERISA Affiliate knows (A) a Multiemployer Plan which is subject to Title IV of ERISA has been terminated, (B) the administrator or plan sponsor of such Multiemployer Plan has provided the Borrower or any ERISA Affiliate with notice of an intention to terminate such Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate such Multiemployer Plan.

For purposes of this Section 7.5, the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the Administrator of any Plan of which the Borrower or ERISA Affiliate is the plan sponsor. Section 7.5 shall only apply with respect to a Plan for which the Borrower or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA.

         7.6. Environmental Notices. (a) The Borrower shall notify the Lender in writing, promptly upon the Borrower's learning thereof, of any:

                  (i) notice or claim to the effect that the Borrower is or may be liable to any Person as a result of the Release or threatened Release of any Hazardous Material into the environment;

                  (ii) notice that the Borrower is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Hazardous Material into the environment;

                  (iii) notice that any asset or property of the Borrower is subject to an Environmental Lien;

                  (iv) notice of violation to the Borrower of any Environmental, Health or Safety Requirement of Law;

                  (v) condition which might reasonably constitute or result in a material violation of any Environmental, Health or Safety Requirement of Law;

                  (vi) commencement or threat of any judicial or administrative proceeding alleging a material violation by the Borrower of any Environmental, Health or Safety Requirements of Law;

                  (vii) changes to any existing Environmental, Health or Safety Requirements of Law that would be reasonably likely to result in a Material Adverse Effect; or

                  (viii) any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by the Borrower that could subject the Borrower to environmental, health or safety Liabilities and Costs.

         (b) Within forty-five (45) days after the end of each Fiscal Year, the Borrower shall submit to the Lender a report summarizing the status of environmental, health or safety compliance, hazard or liability issues identified in notices required pursuant to Section 7.6(a), disclosed on Schedule 6.1-O or identified in any notice or report required herein.

         7.7. Labor Matters. The Borrower shall notify the Lender in writing, promptly upon the Borrower's learning thereof, of (i) any material labor dispute to which the Borrower is likely to become a party, including, without limitation, any strikes, lockouts or other disputes relating to the Borrower's other facilities and (ii) any material liability incurred with respect to the closing of any facility of the Borrower.

         7.8. Other Reports. The Borrower shall deliver or cause to be delivered to the Lender copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its Securities holders or filed with the Securities and Exchange Commission, all press releases made available generally by the Borrower to the public concerning material developments in the business of the Borrower and all notifications received by the Borrower pursuant to the Securities Exchange Act and the rules promulgated thereunder.

         7.9. Change of Control. Promptly, upon, and in any event within three
(3) Business Days of, the Borrower obtaining knowledge of the occurrence or potential occurrence of a Change of Control, the Borrower shall deliver to the Lender an Officer's Certificate specifying, with respect to a Change of Control,
(i) the cause and nature of such Change of Control and (ii) the estimated date on which the Change of Control will become effective.

         7.10. Other Information. Promptly upon receiving a request therefor from the Lender, the Borrower shall prepare and deliver to the Lender such other information with respect to the Borrower and financial information, as from time to time may be reasonably requested by the Lender.


                        ARTICLE VIII AFFIRMATIVE COVENANTS
         The Borrower covenants and agrees that so long as the Commitment is outstanding and thereafter until all of the Obligations (other than indemnities not yet due) are paid in full, unless the Lender shall otherwise give prior written consent thereto:

         8.1. Corporate Existence, etc. The Borrower shall, at all times, maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect.

         8.2. Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except in such jurisdictions where the failure so to qualify would not cause or be likely to cause a Material Adverse Effect.

         8.3. Compliance with Laws, etc. The Borrower shall, and shall cause each of its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, except in the case where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse Effect.

         8.4. Payment of Taxes and Claims; Tax Consolidation. The Borrower shall, and shall cause each of its Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its property or assets or in respect of any of its franchises, business, income or property before any penalty accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of the Borrower's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

         8.5. Insurance. The Borrower shall maintain in full force and effect the insurance policies and programs listed on Schedule 6.1-V or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Lender and shall maintain the key man insurance in the same amount and same policies as described in Section 7.4.

         8.6. Inspection of Property. The Borrower shall permit, and cause its Subsidiaries to permit, any authorized representative(s) designated by the Lender to visit and inspect any of the assets or properties of the Borrower or such Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the Loan Documents (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection shall be at the Borrower's expense.

         8.7. Books and Records; Discussions. The Borrower shall keep and maintain, and cause its Subsidiaries to keep and maintain, in all material respects proper books of record and account in which entries in conformity with GAAP, as then in effect, shall be made of all dealings and transactions in relation to their respective businesses and activities.

         8.8. ERISA Compliance. The Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

         8.9. Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain in all material respects all of the owned and leased property of the Borrower or such Subsidiary used and necessary in the business of the Borrower or such Subsidiary in adequate, working condition and repair, ordinary wear and tear excepted, and not permit, commit or suffer any waste or abandonment of any such property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required.

         8.10. Primary Investment. The Borrower shall at all times cause itself to be and to remain Marshal Cogan's primary investment vehicle and shall at all times represent a substantial portion of Mr. Cogan's assets. Substantially all other investments in other Persons by Mr. Cogan shall be passive in character.

         8.11. Line of Business. The Borrower will maintain substantially all its Investments and other business activities in assets subject to the Asset Appreciation Agreement and devote at least such management time and assets to such Investments (taken as a whole) as devoted thereto on the Closing Date.

         8.12. No UAG Pledge Event. If the UAG Pledge Event shall not have occurred on or prior to February 28, 1998, the Borrower shall, on or prior to [April 30, 1998, sell the UAG Stock constituting New Investments.


                                   ARTICLE IX
                               NEGATIVE COVENANTS

         The Borrower covenants and agrees that so long as the Commitment is outstanding and thereafter until all of the Obligations (other than indemnities not yet due) are paid in full, unless the Lender shall otherwise give prior written consent thereto:

         9.1. Indebtedness. The Borrower shall not and shall not permit any of its Subsidiaries (other than CHF Industries, Inc. and its operating Subsidiaries and any Subsidiary which is not a Subsidiary of an Investment Entity) directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Funded Indebtedness, except Funded Indebtedness of the Borrower and such Subsidiaries so long as (x) the aggregate principal amount of such Funded Indebtedness (exclusive of (A) the principal amount of the Existing Loan, (B) Funded Indebtedness of CHF Industries, Inc. which is non recourse to the Borrower or any other Subsidiary, (C) the Holdco Shareholders Agreement, (D) Holdco Guaranties, (E) TIHI CHF Guaranty and (F) the Trace Foam Company, Inc. guaranty of the Credit Agreement, dated as of June 12, 1997, among Foamex L.P., General Felt Industries, Inc., Trace Foam Company, Inc., Trace Foam Company, Inc., FMXI, Inc., the lenders and issuing banks thereunder and the administrative agents thereunder) at any time does not exceed the sum of (I) $149,000,000 and (II) the aggregate amount of principal repayments of the Other Loan outstanding as of the Closing Date, and (y) all such Funded Indebtedness outstanding on the date of incurrence of any such Funded Indebtedness did not exceed an amount equal to 65% of the then aggregate Fair Market Value of the Investment Entities.

         9.2. Investments. The Borrower shall not make any Investment in any Investment Entity or any Subsidiary thereof other than (i) any Investment existing on the Closing Date, (ii) 110,000 shares of Foamex International Inc. common stock described in the proviso to the definition of "Restricted Management Payment", (iii) as required by Section 4(c) of the TIHI CHF Guaranty,
(iv) the New Investments and (v) any

Investment made in CHF with the proceeds of the Other Loan pursuant to the terms of the Other Credit Agreement. The Borrower shall not and shall not permit any Subsidiary to sell, transfer or otherwise dispose of any Subject Asset to another Subsidiary of the Borrower unless (x) such transferee Subsidiary is a direct, wholly owned Subsidiary of the Borrower and (y) the Borrower shall have given prior written notice of such transaction to the Lender.

         9.3. Restricted Management Payments. The Borrower shall not make or permit any Subsidiary to make Restricted Management Payments in excess (without duplication) of $12,000,000 in any Fiscal Year; provided, however, if in any Fiscal Year the aggregate amount of Restricted Management Payments made in such Fiscal Year do not exceed $12,000,000 then the shortfall in such permitted Restricted Management Payments may be carried over to succeeding Fiscal Years so long as the aggregate Restricted Management Payments made in a Fiscal Year (without duplication and including any such carryforward if paid) shall not exceed $20,000,000.

         9.4. Transactions with Shareholders and Affiliates. The Borrower shall not and shall not permit any Investment Entity which is a Subsidiary to directly or indirectly enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service), with any Affiliate of the Borrower. Nothing contained in this Section
9.4 shall prohibit (i) any transaction permitted by Section 9.3 or, subject to
Section 9.3, compensation and benefits for officers and employees of the Borrower or any of the Borrower's predecessors in interest or any of their respective Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary, provided that no Event of Default or Potential Event of Default has occurred and is continuing at the time of any increase therein; (ii) payment of customary directors' fees and indemnities; (iii) performance of any obligations arising under the Loan Documents; (iv) transactions listed on Schedule 6.1-Q, (v) payment of dividends and distributions by Subsidiaries to the Borrower and (vi) transactions between Trace Capital Partners LLC and Trace Capital Management LLC on the one hand and Trace Global Opportunities Fund L.P. on the other hand, other than any such transaction which reduces the compensation or profits allocation payable to Trace Capital Partners LLC or Trace Capital Management LLC.

         9.5. Restriction on Fundamental Changes. The Borrower shall not enter into any merger or consolidation, or liquidate, windup or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property or assets, whether now or hereafter acquired. The Borrower shall not amend, modify, change or grant any waiver or forbear its rights under the Management Agreement if such amendment, modification, change, waiver or forbearance would be adverse to the collateral value of the Management Agreement or in any other manner adverse to the interests of the Lender.

         9.6.  [Intentionally omitted].

         9.7.  ERISA.  The Borrower shall not:

                  (i) engage, or permit any of its ERISA Affiliates to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

                  (ii) fail to make any contribution or payment, which individually or in the aggregate shall exceed $1,000,000, to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                  (iii) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code, which individually or in the aggregate shall exceed $1,000,000, on or before the due date for such installment or other payment; or

                  (iv) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year, which individually or in the aggregate shall exceed $1,000,000, such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code.

         9.8.  Environmental Matters.  The Borrower shall not:

                  (i) become subject to any Liabilities and Costs which would have a Material Adverse Effect arising out of or related to (a) the Release or threatened Release at any location of any Hazardous Material into the environment, or any Remedial Action in response thereto, or
         (b) any violation of any Environmental, Health or Safety Requirements of Law; or

                  (ii) either directly or indirectly, create, incur, assume or permit to exist any Environmental Lien on or with respect to any of its Property.

                                    ARTICLE X
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         10.1. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

                  (a) Failure to Make Payments when Due. The Borrower shall fail to pay when due (i) any principal of the Loans or (ii) interest on the Loans or any other Obligation within five (5) days when due.

                  (b) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 3.5, 7.9, 8.1 and 8.2, or Article IX.

                  (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower to the Lender or in any statement or certificate at any time given by the Borrower pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

                  (d) Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (a), through (c) and (e) through (m), of this Section 10.1) or any default or event of default shall occur under any of the other Loan Documents or the Management Agreement, and such default or event of default shall continue for thirty (30) days after the occurrence thereof.

                  (e) Default as to Other Indebtedness. The Borrower or any of its Affiliates shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) in excess of $20,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or during the continuance of such breach, default or event of default, permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness, or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Affiliates (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof other than the change of control puts contained in Section 4.15 of the Indenture, dated as of June 12, 1997, by and among, Foamex L.P., Foamex Capital Corporation, General Felt Industries,

         Inc., Foamex Fibers, Inc. and Bank of New York, as trustee, as in effect on the date hereof relating to $150,000,000 9-7/8% Senior Subordinated Notes due 2007); in each case such accelerated, repurchased or other Indebtedness to exceed, in the aggregate, $20,000,000.

                  (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) An involuntary case shall be commenced against the Borrower or any Investment Entity or Subsidiary thereof and the petition shall not be dismissed, stayed, bonded or discharged within forty-five (45) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any Investment Entity or Subsidiary thereof in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors (or other governing body) of the Borrower or any Investment Entity or Subsidiary thereof (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Investment Entity or Subsidiary thereof or over all or a substantial part of the property of the Borrower or any Investment Entity or Subsidiary thereof shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any Investment Entity or Subsidiary thereof or of all or a substantial part of the property of the Borrower or any Investment Entity or Subsidiary thereof shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any Investment Entity or Subsidiary thereof shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within forty-five (45) days after entry, appointment or issuance; or the board of directors of the Borrower or any Investment Entity or Subsidiary thereof (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (g) Voluntary Bankruptcy; Appointment of Receiver, etc. The Borrower or any Investment Entity or Subsidiary thereof shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Investment Entity or Subsidiary thereof shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

                  (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment, or similar process against the Borrower or any Investment Entity or Subsidiary thereof or any of their respective assets involving in any case an amount in excess of $20,000,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

                  (i) Dissolution. (i) Any order, judgment or decree shall be entered against the Borrower or any Investment Entity or Subsidiary thereof decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days or (ii) the Borrower or any Subsidiary of the Borrower, Foamex International Inc. or United Auto Group, Inc., shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

                  (j) Loan Documents. At any time, for any reason, any Loan Document or any Lien granted thereunder ceases to be in full force and effect or the Borrower seeks to repudiate its obligations thereunder.

                  (k) Termination Event. Any Termination Event occurs which could reasonably be expected to subject the Borrower or any ERISA Affiliate to liability in excess of $20,000,000.

                  (l) Waiver Application. The plan administrator of any Benefit Plan for which the Borrower or an ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of
         Section 412(a) of the Internal Revenue Code with respect to any Benefit Plan contribution obligation of the Borrower or ERISA Affiliate which is in excess of $20,000,000.

                  (m)  Change of Control.  Any Change of Control occurs.

         10.2.  Rights and Remedies.

         (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Section 10.1(f) or 10.1(g) with respect to the Borrower, the Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Lender may, by written notice to the Borrower, (A) declare that the Commitments are terminated, and/or (B) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.


                                   ARTICLE XI
                                 MISCELLANEOUS

         11.1.  Assignments.

         (a) Assignments. No assignments of the Lender's rights or obligations under this Agreement shall be made except in accordance with this Section 11.1. The Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Loans) in accordance with the provisions of this
Section 11.1.

         (b) Information Regarding the Borrower. The Lender may, in connection with any assignment or proposed assignment pursuant to this Section 11.1, disclose to the assignee or proposed assignee, any information relating to the Borrower or its Subsidiaries or any Investment Entity furnished to the Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, such assignee or proposed assignee, shall agree to preserve in accordance with
Section 11.18 the confidentiality of any confidential information described therein.

         11.2.  Expenses.

         (a) Generally. The Borrower agrees upon demand to pay, or reimburse the Lender for all of the Lender's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Mayer, Brown & Platt, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Lender in connection with (A) the Lender's audit and investigation of the Borrower and the Investment Entities in connection with the preparation, negotiation, and execution of the Loan Documents and the Lender's periodic audits of the

Borrower; (B) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V), the Loan Documents and the making of the Loans hereunder; (C) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Lender's rights and responsibilities under this Agreement and the other Loan Documents; (D) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (E) the commencement, defense or intervention in any court proceeding relating to the Obligations, the Borrower, any of its Subsidiaries, this Agreement or any of the other Loan Documents; (F) the response to, and preparation for, any subpoena or request for document production with which the Lender is served or deposition or other proceeding in which the Lender is called to testify, in each case, relating in any way to the Obligations, the Borrower, any of its Subsidiaries, this Agreement or any of the other Loan Documents; and (H) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

         (b) After Default. The Borrower further agrees to pay or reimburse the Lender upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by the Lender, after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Obligations, the Borrower or any of its Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

         11.3. Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Lender and each of its Affiliates, and each of their respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in
Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of
(a) this Agreement, the Loan Documents or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, the management of the Loans, the use or intended use of the proceeds of the Loans hereunder, or any of the other transactions contemplated by the Loan Documents,
(b) any Liabilities and Costs under any Environmental, Health or Safety, Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, any of its Subsidiaries or any of their respective predecessors in interest, or the past, present or future Environmental Condition of any respective property of the Borrower or such Subsidiaries or any of their respective predecessors in interest (relating to the period during which the Borrower, such Subsidiaries, any of their respective predecessors in interest, or the Lender, in such capacity, owned or operated such property), the presence of asbestos-containing materials at any respective property of the Borrower or such Subsidiaries or the Release or threatened Release of any Hazardous Material into the environment from any respective property of the Borrower or such Subsidiaries or (c) or any other transaction contemplated in the Loan Documents (collectively, the "Indemnified Matters"); provided, however, the Borrower shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters with respect to costs caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

         11.4. Setoff. In addition to any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, the Lender, and any Affiliate of any Lender is hereby authorized by the Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held by or owing to the Lender, any of its Affiliates or any such Affiliate to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to the Lender, any of its Affiliates or any such purchaser, including, but not limited to, the Loan and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) the Lender or such purchaser shall have made any demand hereunder or (ii) the Lender shall have declared the principal of and interest on the Loan and other amounts due hereunder to be due and payable as permitted by Article X and even though such Obligations may be contingent or unmatured.

         11.5. Amendments and Waivers. Unless otherwise provided in this Agreement, no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Lender and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall be effective without the written concurrence of the Lender, which the Lender shall have the right to grant or withhold in its sole discretion.

         11.6. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 11.6) shall be as set forth below each party's name on the signature pages hereof or the signature page of any applicable assignment agreement executed pursuant to Section 11.1 or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

         11.7. Survival of Warranties and Agreements. All representations and warranties made herein, and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement hereunder shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event, except as limited by applicable statutes of limitation.

         11.8. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

         11.9. Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Lender or the Lender receives payment from the exercise of its rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         11.10. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not, to the extent permitted by law, in any way be affected or impaired thereby.

         11.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

         11.12. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         11.13. Limitation of Liability. No claim may be made by the Borrower or any Lender or any other Person against the Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower and the Lender, hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         11.14. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lender. The rights hereunder of the Borrower, or any interest therein, may not be assigned without the written consent of the Lender.

         11.15.  Certain Consents and Waivers of the Borrower.

         (a) Personal Jurisdiction. EACH OF THE LENDER AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LENDER AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

         (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, THE BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE JURISDICTION SET FORTH IN
SECTION 11.15(a)(i) ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

         (c) Waiver of Jury Trial. EACH OF THE LENDER AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

         11.16. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         11.17. Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and all prior agreements and understandings, written and oral, relating to the subject matter hereof.

         11.18. Confidentiality. Subject to Section 11.1(b), the Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with the Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 11.18. In no event shall the Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower in connection with this Agreement. Any and all confidentiality agreements entered into between the Lender and the Borrower shall survive the execution of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                  TRACE INTERNATIONAL HOLDINGS, INC.



                                  By  /s/ Philip N. Smith, Jr.
                                     Title:  Senior Vice President, Secretary
                                             and General Counsel



                                 Notice Address:

                                 375 Park Avenue, 11th Floor
                                 New York, NY  10152
                                 Attn.:  Philip N. Smith, Jr., Esq.
                                         and Robert H. Nelson
                                 Telecopier No.  (212) 593-1363

                                 THE BANK OF NOVA SCOTIA

                                 By  /s/ Brian S. Allen
                                   Title:  Authorized Signatory



                                 Notice Address:

                                 The Bank of Nova Scotia-New York
                                     Agency
                                 One Liberty Plaza
                                 New York, New York  10006
                                 Attn: Brian Allen
                                 Telecopier No. (212) 225-5090

                                TABLE OF CONTENTS

Section                                                             Page
-------                                                             -----

                                    ARTICLE I
                                   DEFINITIONS

1.1.          Certain Defined Terms.......................................1
1.2.          Computation of Time Periods................................17
1.3.          Accounting Terms...........................................17
1.4.          Other Definitional Provisions..............................17

                                   ARTICLE II
                          AMOUNTS AND TERMS OF THE LOAN

2.1.          Loan Facility..............................................18

                                   ARTICLE III
                            PAYMENTS AND PREPAYMENTS

3.1.          Prepayments................................................19
3.2           Payments...................................................21
3.3           Taxes......................................................21
3.4.          Increased Capital..........................................24
3.5.          Promise to Repay; Evidence of Indebtedness.................24
3.6.          Change in Lending Office...................................24

                                   ARTICLE IV
                                INTEREST AND FEES

4.1.          Interest on the Loans and other Obligations................25
4.2.          Fees.......................................................25

                                    ARTICLE V
                               CONDITIONS TO LOANS

5.1.          Conditions Precedent to the Effectiveness of this
                Agreement................................................26
5.2.          Conditions Precedent to All Borrowings...................27

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

6.1.          Representations and Warranties of the Borrower...........28

                                   ARTICLE VII
                               REPORTING COVENANTS

7.1.          Financial Statements.....................................38
7.2.          Events of Default........................................40
7.3.          Lawsuits.................................................40
7.4.          Insurance................................................41
7.5.          ERISA Notices............................................41




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7.6.          Environmental Notices....................................42
7.7.          Labor Matters............................................43
7.8.          Other Reports............................................43
7.9.          Change of Control........................................43
7.10.         Other Information........................................43

                                  ARTICLE VIII
                              AFFIRMATIVE COVENANTS

8.1.          Corporate Existence, etc.................................44
8.2.          Conduct of Business......................................44
8.3.          Compliance with Laws, etc................................44
8.4.          Payment of Taxes and Claims; Tax Consolidation...........44
8.5.          Insurance................................................45
8.6.          Inspection of Property...................................45
8.7.          Books and Records; Discussions...........................45
8.8.          ERISA Compliance.........................................45
8.9.          Maintenance of Property..................................45
8.10.         Primary Investment.......................................45
8.11.         Line of Business.........................................46
8.12.         No UAG Pledge Event......................................46

                                   ARTICLE IX
                               NEGATIVE COVENANTS

9.1.          Indebtedness.............................................46
9.2.          Investments..............................................46
9.3.          Restricted Management Payments...........................47
9.4.          Transactions with Shareholders and Affiliates............47
9.5.          Restriction on Fundamental Changes.......................47
9.6.          [Intentionally omitted]..................................48
9.7.          ERISA....................................................48
9.8.          Environmental Matters....................................48

                                    ARTICLE X
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

10.1.         Events of Default........................................49
10.2.         Rights and Remedies......................................51

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1.         Assignments..............................................52
11.2.         Expenses.................................................52
11.3.         Indemnity................................................53
11.4.         Setoff...................................................54
11.5.         Amendments and Waivers...................................55
11.6.         Notices..................................................55
11.7.         Survival of Warranties and Agreements....................55
11.8.         Failure or Indulgence Not Waiver; Remedies Cumulative....55
11.9.         Marshalling; Payments Set Aside..........................56
11.10.        Severability.............................................56



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11.11.        Headings.................................................56
11.12.        Governing Law............................................56
11.13.        Limitation of Liability..................................56
11.14.        Successors and Assigns...................................56
11.15.        Certain Consents and Waivers of the Borrower.............57
11.16.        Counterparts; Effectiveness; Inconsistencies.............57
11.17.        Entire Agreement.........................................57
11.18.        Confidentiality..........................................58





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                                    EXHIBITS

Exhibit A    --     Form of Note

Exhibit B    --     List of Closing Documents

Exhibit C    --     Form of Solvency Certificate

Exhibit D    --     Form of Officer's Certificate to Accompany
                    Reports

Exhibit E    --     Form of Balance Sheet and Cash Flow Statement

Exhibit F    --     Form of Pledge Agreement

Exhibit G    --     Form of Notice of Borrowing

Exhibit H    --     Form of Holdco Shareholders Agreement

Exhibit I    --     Form of Contract Assignment Agreement



                                    SCHEDULES

Schedule 1.1.1     --   Deferred Compensation Plan
Schedule 1.1.2     --   Management Fees and Tax Sharing Payments
Schedule 1.1.3     --   Restricted Management Payments
Schedule 6.1-C     --   Subsidiaries; Ownership of Equity Interests
Schedule 6.1-D     --   Conflicts with Contractual Obligations and
                           Requirements of Law
Schedule 6.1-E     --   Governmental Consents
Schedule 6.1-H     --   Funded Indebtedness
Schedule 6.1-I     --   Pending Actions
Schedule 6.1-K     --   Taxes
Schedule 6.1-O     --   Existing Environmental Matters
Schedule 6.1-P     --   ERISA Matters
Schedule 6.1-Q     --   Related Party Contracts
Schedule 6.1-T     --   Patent, Trademark & Permit Claims Pending
Schedule 6.1-U     --   Subject Asset Liens
Schedule 6.1-V     --   Insurance Policies




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